Consent of Independent Registered Public Accounting Firm We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related base prospectus and prospectus supplement of Bird Global, Inc. for the registration of Class A common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated March 16, 2023, with respect to the consolidated financial statements of Bird Global, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission. /s/ Ernst and Young LLP Los Angeles, California June 23, 2023